Exhibit 99.1
United Fire Group, Inc. Reports on Annual Meeting of Shareholders
•Director Elections to the Board of Directors Announced
•New Officer Elections Announced
Director Elections to the Board of Directors
CEDAR RAPIDS, IOWA, May 20, 2022 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG") announced today that shareholders elected one Class C and four Class B Directors to our 12-member board of directors at the 2022 Annual Meeting of Shareholders held on May 18, 2022.
Mark Green was elected as a Class C Director to serve the remainder of a term expiring in 2024.
The following individuals were each elected as Class B Directors to serve three-year terms expiring in 2025.
•John-Paul Besong, former Senior Vice President of e-Business and Chief Information Officer for Rockwell Collins;
•Kyle Skogman former President of Skogman Construction Co. of Iowa;
•Matthew Foran, Co-Founder and President of Stoic Lane, Inc., a private equity holding company; and
•James Noyce, current UFG Chairman of the Board and former Chief Executive Officer and Director of FBL Financial Group, Inc.
In other official business, our shareholders:
•ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022; and
•approved, on an advisory basis, the compensation of the Company's named executive officers.
Retirement of Mary K. Quass
According to our Bylaws, each director must submit his or her resignation from the Board of Directors no later than the first day of February after he or she reaches age 72, and such resignation must be effective no later than the next Annual Meeting. Pursuant to this policy, Mary Quass submitted her resignation as a director effective as of the conclusion of the Annual Meeting on May 18,2022. UFG thanks Ms. Quass for her 24 years of distinguished service. As a result of Ms. Quass's resignation, the size of the Board of Directors is reduced to 12 directors.
New Officer Elections
The Company is pleased to announce the following officer elections at its subsidiary United Fire & Casualty Company effective May 18, 2022:

Exhibit 99.1
United Fire & Casualty Company elected Joshua Baron as Vice President.
United Fire & Casualty Company elected Erica Bergfeld-Reed as Assistant Vice President.
United Fire & Casualty Company elected Tim Borst as Assistant Vice President.
United Fire & Casualty Company elected Allison Slager as Assistant Vice President.
United Fire & Casualty Company, United Fire & Indemnity Company, and Financial Pacific Insurance Company elected Bradley Hance as Assistant Vice President.
United Fire & Casualty Company elected Leah Olson as Assistant Vice President.
United Fire & Casualty Company elected Tyler Probasco as Assistant Vice President.
United Fire & Casualty Company elected Aaron Arduser as Assistant Vice President.

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG visit www.ufginsurance.com.
Contact
Randy Patten, AVP & Corporate Controller, 319-286-2537 or ir@unitedfiregroup.com